MDU RESOURCES GROUP, INC.
DIRECTOR COMPENSATION POLICY

Each Director who is not a full-time employee of the Company shall receive compensation made up of annual cash retainers and common stock. Each Director is also eligible for awards under the Non-Employee Director Long-Term Incentive Compensation Plan.

Director Compensation

Annual Cash Retainers
Base Retainer	$70,000*
Additional Retainers:
Non-Executive Chair of the Board	90,000
Chair of Audit Committee	15,000
Chair of Compensation Committee	10,000
Chair of Nominating and Governance Committee	10,000

*    Effective June 1, 2017.

Such cash retainers shall be paid in monthly installments.

The MDU Resources Group, Inc. Deferred Compensation Plan for Directors (as amended and restated effective May 15, 2008) permits a Director to defer all or any portion of the annual cash retainers. The amount deferred is recorded in each participant's deferred compensation account and credited with income in the manner prescribed in the Plan. For further details, reference is made to the Plan, a copy of which is attached.

Common Stock

Each person, other than the Non-Executive Chair of the Board, who is a Director of the Company at any time during the calendar year shall receive a $110,000 stock payment, and any person who is the Non-Executive Chair of the Board shall receive a $145,000 stock payment, on or about the Wednesday following the Board of Directors’ regularly-scheduled November meeting, pursuant to the Non-Employee Director Stock Compensation Plan or the Non-Employee Director Long-Term Incentive Compensation Plan. The stock payment shall be made by providing the Director or Non-Executive Chair with the number of whole shares of Common Stock determined (i) if the shares are original issue or treasury stock, by dividing the amount of the applicable stock payment by the closing price of the Common Stock on the New York Stock Exchange on the grant date and (ii) if the shares are purchased on the open market, by dividing the amount of the applicable stock payment by the weighted average price paid to purchase shares for the Director or Non-Executive Chair for that stock payment, excluding any related brokerage commissions or other service fees. Any fractional shares shall be paid in cash. The stock payment shall be prorated for any Director or Non-Executive Chair who does not serve the entire calendar year by multiplying the applicable stock payment by a fraction, the numerator of which is the number of actual or expected months (with a partial month counted as a full month) of service on the Board during the calendar year and the denominator of which is twelve.
By written election a Director may reduce his or her annual cash retainers and have that amount applied to the purchase of additional shares pursuant to the Non-Employee Director Stock Compensation Plan or the Non-Employee Director Long-Term Incentive Compensation Plan. The election must be made on a form provided by the administrative committee and returned to the committee by the last business day of the year prior to the year in which the election is to be effective. The election remains in effect until changed or revoked. No election may be changed or revoked for the current year, but may be changed for a subsequent year. For further details, reference is made to the Non-Employee Director Stock Compensation Plan, a copy of which is attached.

Travel Expense Reimbursement

All Directors will be reimbursed for reasonable travel expenses incurred while serving as a Director, including spouse’s expenses, in connection with attendance at meetings of the Company’s Board of Directors and its committees. If the travel expense is related to the reimbursement of airfare, such reimbursement will not exceed full-coach rate. Spousal travel expenses paid by the Company are treated as taxable income to the Director. See the paragraph below entitled "Code Section 409A" for further rules relating to travel expense reimbursements.

Directors' Liability

Article Seventeenth of the Company's Restated Certificate of Incorporation provides that no Director of the Company shall be liable to the Company or its stockholders for breach of fiduciary duty as a Director, with certain exceptions stated below. Section 7.07 of the Company's Bylaws requires the Company to indemnify fully a Director against expenses, attorneys fees, judgments, fines and amounts paid in settlement of any suit, action or proceeding, whether civil or criminal, arising from an action of a Director by reason of the fact that the Director was a Director of MDU Resources Group, Inc.

There are exceptions to the protections under Article Seventeenth of the Company’s Restated Certificate of Incorporation: breaches of the Directors' duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, violation of Section 174 of the Delaware General Corporation Law (relating to unlawful declaration of dividends and unlawful purchase of the company's stock), and transactions from which the Director derived an improper personal benefit (including short-swing profits under Section 16(b) of the Securities Exchange Act of 1934).

Additional protection is provided through individual indemnification agreements with each Director.

The Company has and does maintain Directors' and Officers' liability insurance coverage with a $125 million limit.

Insurance Coverages

The Company maintains the following insurance for protection of its Directors as they carry out the business of MDU Resources Group, Inc., which shall be provided while serving as a Director:

1.	General liability and automobile liability insurance:

If driving a personal vehicle, the Directors are afforded automobile liability coverage excess of their own personal automobile insurance under a combination of policies with program limits to $100 million after a self-insured retention of $500,000. If driving a vehicle owned by the Company, personal automobile insurance does not apply.

For general liability, coverage is provided to Directors under a combination of policies with program limits to $100 million after a self-insured retention of $500,000.

2.	Fiduciary and crime insurance:

The Directors are afforded coverage under the fiduciary and crime liability insurance policies. The fiduciary policy has a limit of $35 million and the crime policy has a limit of $10 million.

3.	Aircraft liability insurance:

The Company's existing aircraft liability insurance extends coverage while a hired, non-owned* aircraft is used by a Director in traveling to and from Director or Board committee meetings. This insurance coverage is excess of any underlying policy that may exist and provides limits of $200 million.

*Non-owned aircraft is defined as: 1) any aircraft registered under a “standard” airworthiness certificate issued by the FAA; 2) aircraft with a seating capacity not exceeding 40 seats; 3) aircraft that are not owned by MDU Resources Group, Inc. or any of its subsidiaries; 4) aircraft that are not partly or wholly owned by or registered in the Director’s name or the name of any Director’s household member.

4.	Business travel accident insurance:

All Directors are protected by a group insurance policy with coverage of $250,000 that provides 24-hour accident protection while traveling on Company business.

Coverage in all instances begins at the actual start of a business trip and ends when the Director returns to his/her home or regular place of employment.

The beneficiary of the insurance will be that beneficiary recorded on a beneficiary designation provided by the Company.

5.	Group life insurance:

All outside Directors are protected by a non-contributory group life insurance policy with coverage of $100,000.

The coverage begins the day the Director is elected to the Board of Directors and terminates when the Director ceases to be an outside Director.

A Certificate of Insurance shall be provided to the Director. The beneficiary of the insurance will be the beneficiary recorded on a beneficiary designation provided by the Company.

This protection is considered taxable compensation under current tax laws. Consequently, the Company will provide each Director annually on Form 1099 the amount of taxable income related to this coverage.

Hedging Stock Ownership
Directors are not permitted to hedge their ownership of Company common stock. Hedging strategies include but are not limited to zero-cost collars, equity swaps, straddles, prepaid variable forward contracts, security futures contracts, exchange funds, forward sale contracts and other financial transactions that allow the Director to benefit from devaluation of the Company's stock. Hedging strategies may allow Directors to own stock technically but without the full benefits and risks of such ownership. Therefore, Directors are prohibited from engaging in any such transactions.

Policy Regarding Margin Accounts and Pledging of Company Stock
Effective December 21, 2012, Directors and related persons are prohibited from holding company common stock in a margin account or pledging company securities as collateral for a loan, with certain exceptions. Company common stock may be held in a margin brokerage account only if the stock is explicitly excluded from any margin, pledge or security provisions of the customer agreement. Company common stock may be held in a cash account, which is a brokerage account that does not allow any extension of credit on securities. “Related person” means a director’s spouse, minor child and any person (other than a tenant or domestic employee) sharing the household of a director, as well as any entities over which a director exercises control.

Code Section 409A

To the extent any reimbursements or in-kind benefits provided to a Director pursuant to this policy constitute “deferred compensation” under Internal Revenue Code Section 409A, any such reimbursement or in-kind benefit shall be paid in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the requirements that the amount of reimbursable expenses or in-kind benefits provided during a year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year and that any reimbursement be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

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